EXHIBIT 99.1

CONTACT:
Brian Shipman Group Vice President, Investor Relations
+1 203 316 3659
brian.shipman@gartner.com

Gartner Reports Financial Results for Third Quarter 2011

Total Revenue Increased 17% YoY to $345.8 million

Diluted Earnings per Share Increased 55% YoY

STAMFORD, Conn., November 1, 2011 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2011 and updated its outlook for full year 2011 revenues, Normalized EBITDA, and EPS.

For third quarter 2011, total revenue was $345.8 million, up 17% compared to third quarter 2010 as reported and 12% excluding the impact of foreign exchange. Third quarter 2011 net income was $30.5 million, an increase of 52%, and Normalized EBITDA was $62.4 million, an increase of 22%. (See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA). Diluted earnings per share was $0.31 in the third quarter of 2011 compared to $0.20 per share in the prior year quarter. Diluted earnings per share for third quarter 2010 included acquisition related charges, net of tax, of $0.02 per share compared to zero in the current year quarter. Contract value at September 30, 2011 was $1,035.9 million, the highest ever reported, up 14% from September 30, 2010 and 15% excluding the foreign exchange impact.

Gene Hall, Gartner’s chief executive officer, commented, “Our third quarter results continued our trend of delivering consistent double-digit growth. Revenue, contract value, Normalized EBITDA and EPS again grew at double-digit rates, consistent with our long-term expectations. The increases in our revenue and contract value, as well as the expansion of key operating metrics such as wallet retention, illustrate both the value we provide to our clients and the market opportunity for our services.”

Business Segment Highlights

Research
Revenue for third quarter of 2011 was $256.0 million, an increase of 19% compared to the third quarter of 2010 or 15% excluding the impact of foreign exchange. The gross contribution margin was 68% for the third quarter of 2011. Contract value was $1,035.9 million at September 30, 2011, up 14% from September 30, 2010. Contract value increased 15% excluding the impact of foreign exchange. Client and wallet retention rates for third quarter 2011 were 82% and 100%, respectively, compared to 82% and 95% in the prior year quarter.

Consulting
Revenue for third quarter of 2011 was $70.8 million, an increase of 8% as reported and 4% excluding the impact of foreign exchange. The gross contribution margin was 35%. Third quarter 2011 utilization was 61% and billable headcount was 482. Backlog was $92.9 million at September 30, 2011.

-more-

Events
Revenue for third quarter of 2011 was $19.0 million, up 18% from the third quarter of 2010 and 12% excluding the impact of foreign exchange. The gross contribution margin was 29%. During the third quarter of 2011 the Company held 16 events with 6,676 attendees, compared to 14 events and 5,954 attendees in the third quarter of 2010.

Cash Flow and Balance Sheet Highlights

Cash provided by operating activities was $112.6 million during third quarter 2011 compared to $64.8 million in the third quarter of 2010, an increase of 74%. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $14.3 million in third quarter 2011. The Company had cash of $157.0 million at September 30, 2011. During third quarter 2011, $53.4 million in cash was used to repurchase approximately 1.5 million common shares pursuant to the Company’s share repurchase program.

Financial Outlook for 2011

The Company raised the low end of projected Research revenues by $5.0 million, lowered both the low and high end of projected Consulting revenues by $5.0 million, and raised both the low and high end of projected Events revenues by $5.0 million. The Company also raised the low end of total projected revenues by $5.0 million. Projected diluted earnings per share, Normalized EBITDA, and cash flow guidance remain unchanged. As revised, the Company’s full year 2011 guidance is as follows:

Projected Revenue

($ in millions)	2011 Projected	% Change

Research	$1,000 – 1,015	16% – 17%
Consulting	305 – 320	1% – 6%
Events	140 – 150	15% – 24%

Total Revenue	$1,445 – 1,485	12% – 15%

Projected EPS and Cash Flow

($ in millions, except per share data)	2011 Projected	% Change

Diluted earnings per share (1)	$1.29 – 1.41	34% – 47%
Normalized EBITDA (2)	$270 – 290	17% – 26%

Operating cash flow (3)	$250 – 270	22% – 31%
Capital expenditures (3)	(39) – (41)

Free cash flow (2)	$211 – 229	10% – 19%

(1)	Includes a projected $(0.04) per share impact from acquisition related charges. In 2010, these charges were $(0.14) per share.
(2)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.
(3)

Includes $12.0 million of estimated payments for the renovation of our Stamford headquarters facility. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow. These expenditures are contractually reimbursable by the landlord.

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Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Tuesday, November 1, 2011 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4214 and the international dial-in number is 617-213-4866 and the participant passcode is 12714264. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 11,700 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,900 associates, including over 1,250 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, acquisition related charges, and Other charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2011 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and

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achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010

Revenues:
Research	$255,979	$214,680	19%	$749,429	$634,448	18%
Consulting	70,815	65,397	8%	219,407	212,796	3%
Events	18,990	16,045	18%	72,058	58,906	22%

Total revenues	345,784	296,122	17%	1,040,894	906,150	15%
Costs and expenses:
Cost of services and product development	142,696	125,897	13%	428,473	387,279	11%
Selling, general and administrative	148,461	127,488	16%	442,891	388,378	14%
Depreciation	6,638	6,194	7%	19,143	19,218	0%
Amortization of intangibles	739	2,531	-71%	5,788	7,994	-28%
Acquisition and integration charges	—	1,249	-100%	—	7,090	-100%

Total costs and expenses	298,534	263,359	13%	896,295	809,959	11%

Operating income	47,250	32,763	44%	144,599	96,191	50%
Interest expense, net	(2,282)	(3,005)	-24%	(7,863)	(9,569)	-18%
Other (expense) income, net	(541)	(373)	45%	(1,494)	736	>-100%

Income before income taxes	44,427	29,385	51%	135,242	87,358	55%
Provision for income taxes	13,963	9,310	50%	43,364	27,767	56%

Net income	$30,464	$20,075	52%	$91,878	$59,591	54%

Income per common share:
Basic:	$0.32	$0.21	52%	$0.95	$0.62	53%
Diluted:	$0.31	$0.20	55%	$0.92	$0.60	53%

Weighted average shares outstanding:
Basic	96,057	95,473	1%	96,462	95,698	1%
Diluted	98,259	98,797	-1%	99,467	99,584	0%

BUSINESS SEGMENT DATA
(Dollars in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin

Three Months Ended 9/30/11
Research	$255,979	$82,364	$173,615	68%
Consulting	70,815	46,357	24,458	35%
Events	18,990	13,437	5,553	29%

TOTAL	$345,784	$142,158	$203,626	59%

Three Months Ended 9/30/10
Research	$214,680	$74,075	$140,605	65%
Consulting	65,397	41,416	23,981	37%
Events	16,045	10,071	5,974	37%

TOTAL	$296,122	$125,562	$170,560	58%

Nine Months Ended 9/30/11
Research	$749,429	$243,009	$506,420	68%
Consulting	219,407	140,587	78,820	36%
Events	72,058	43,525	28,533	40%

TOTAL	$1,040,894	$427,121	$613,773	59%

Nine Months Ended 9/30/10
Research	$634,448	$219,137	$415,311	65%
Consulting	212,796	128,574	84,222	40%
Events	58,906	36,218	22,688	39%

TOTAL	$906,150	$383,929	$522,221	58%

SELECTED STATISTICAL DATA

	September 30, 2011		September 30, 2010

Research contract value	$1,035,926	(a)	$905,506	(a)
Research client retention	82%		82%
Research wallet retention	100%		95%
Research client organizations	11,770		11,053
Consulting backlog	$92,887	(a)	$93,991	(a)
Consulting--quarterly utilization	61%		65%
Consulting billable headcount	482		453
Consulting--average annualized revenue per billable headcount	$404	(a)	$408	(a)
Events--number of events for the quarter	16		14
Events--attendees for the quarter	6,676		5,954

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

Net income	$30,464	$20,075	$91,878	$59,591
Interest expense, net	2,282	3,005	7,863	9,569
Other expense (income), net	541	373	1,494	(736)
Tax provision	13,963	9,310	43,364	27,767

Operating income	$47,250	$32,763	$144,599	$96,191

Normalizing adjustments:
Stock-based compensation expense (b)	7,757	7,264	24,750	23,298
Depreciation, accretion, and amortization (c)	7,425	8,870	25,136	27,698
Pre-acquisition deferred revenue (d)	17	947	151	3,573
Acquisition and integration charges (e)	—	1,249	—	7,090

Normalized EBITDA	$62,449	$51,093	$194,636	$157,850

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)

Includes charges for amortization of intangibles related to AMR Research and Burton Group of $0.7 million and $2.5 million for the three months ended September 30, 2011 and 2010, respectively, and $5.8 million and $7.5 million for the nine months ended September 30, 2011 and 2010, respectively.

(d)	Consists of non-cash fair value adjustments on pre-acquisition AMR Research and Burton Group deferred revenue. These amounts were amortized ratably over the life of the underlying contract.

(e)	Included non-recurring cash charges incurred to acquire and integrate the acquisitions of AMR Research and Burton Group, such as legal, consulting, severance, and other costs.